EXHIBIT 10.1

[EXECUTION COPY]

AMENDMENT AND WAIVER NO. 3 TO THE
CREDIT AGREEMENT AND AMENDMENT
NO. 1 TO THE DMFC GUARANTY

Dated as of January 30, 2004

          AMENDMENT AND WAIVER NO. 3 TO THE CREDIT AGREEMENT among DEL MONTE CORPORATION, a Delaware corporation (the “Company”), the Lenders party thereto, BANK OF AMERICA, N.A., as Administrative Agent (in such capacity, the “Agent”), Collateral Agent, Swingline Lender and Issuing Lender, JPMORGAN CHASE BANK, as Syndication Agent, HARRIS TRUST AND SAVINGS BANK, MORGAN STANLEY & CO. INCORPORATED and UBS WARBURG LLC, as Co-Documentation Agents, BANC OF AMERICA SECURITIES LLC and J.P. MORGAN SECURITIES INC., as Joint Bookrunners and Joint Lead Arrangers, COBANK, ACB, GREENSTONE CAPITAL, FLEET NATIONAL BANK, FORTIS CAPITAL CORP, SUNTRUST BANK and UNITED OVERSEAS BANK LTD., NEW YORK AGENCY, as Managing Agents, THE BANK OF NEW YORK, CAPITAL FUNDING, UNIT OF GENERAL ELECTRIC CAPITAL CORPORATION and UNION BANK OF CALIFORNIA, as Co-Agents, and BANC OF AMERICA SECURITIES LLC, J.P. MORGAN SECURITIES INC., MORGAN STANLEY & CO. INCORPORATED and UBS WARBURG LLC, as Arrangers and AMENDMENT NO. 1 TO THE GUARANTY by DEL MONTE FOODS COMPANY (“DMFC”) in favor of the Secured Parties (as defined in the Credit Agreement referred to below) (this “Amendment”).

          PRELIMINARY STATEMENTS:

          (1) The Company, the Lenders and the Agents have entered into a Credit Agreement dated as of December 20, 2002, and letter amendments and waivers with respect thereto dated as of March 19, 2003 and April 23, 2003 (such Credit Agreement, as so amended, the “Credit Agreement”). Capitalized terms not otherwise defined in this Amendment have the same meanings as specified in the Credit Agreement.

          (2) DMFC has entered into a Guaranty, dated as of December 20, 2002, in favor of the Secured Parties.

          (3) The Company, DMFC and the Lenders have agreed to further amend the Credit Agreement and the DMFC Guaranty and the Lenders have agreed to waive certain provisions of the Credit Agreement as hereinafter set forth.

          SECTION 1. Amendments to Credit Agreement. The Credit Agreement is, effective as of the date hereof and subject to the satisfaction of the conditions precedent set forth in Section 5 of this Amendment, hereby amended as follows:

          (a) Schedule I to the Credit Agreement is deleted in its entirety and replaced with Schedule I to this Amendment.

          (b) The definition of “Applicable Percentage” in Section 1.1 of the Credit Agreement is amended in full to read as follows:

          “ “Applicable Percentage” means the following percentages per annum, based upon Total Debt Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 7.2(b):

	Applicable	Applicable
	Percentage for	Percentage for
	Commercial Letter	Standby Letters of
Total Debt Ratio	of Credit	Credit

>3.50:1.00	2.00%	2.50%
≤3.50:1 but > 3.00:1.00	1.75%	2.25%
≤3.00:1.00 but >2.5:1.00	1.25%	1.75%
≤2.50:1.00	1.00%	1.50%

The “Applicable Percentage” shall be adjusted, to the extent applicable, not later than 45 days (or, in the case of the last fiscal quarter of any year, not later than 90 days) after the end of each fiscal quarter based on the Total Debt Ratio as of the last day of such fiscal quarter; provided that (i) any such adjustment shall be effective only upon the earlier of (A) delivery of a certificate signed by a Responsible Officer calculating the Total Debt Ratio and (B) delivery of the financial statements required by Section 7.1(a) or 7.1(b), as applicable, with respect to such fiscal quarter, and the related Compliance Certificate; (ii) if any adjustment becomes effective pursuant to the preceding clause (i)(A), the Total Debt Ratio shall be recalculated upon the first delivery of financial statements pursuant to Section 7.1(a) or 7.1(b) after the delivery of the officer’s certificate referred to in such clause, and if such recalculation indicates that the Total Debt Ratio on the last day of such fiscal quarter was different from that reported in such officer’s certificate, (I) the “Applicable Percentage” shall be readjusted based on the recalculated Total Debt Ratio and (II) if the recalculated Total Debt Ratio is higher than that reported on the officer’s certificate and results in a higher Applicable Percentage, the Company shall immediately pay an amount equal to the additional letter of credit fees that would have accrued thereto if the adjustment based on such officer’s certificate had not occurred, which amounts shall be paid (y) immediately, to the extent that any date of payment of such letter of credit fees to which such amounts related have occurred and (z) otherwise, on the dates scheduled for payment of letter of credit fees to which such amounts relate, and (III) if the Company fails to deliver the financial statements required by Section 7.1(a) or 7.1(b), as applicable, and the related Compliance Certificate required by Section 7.2(b) by the 45th day (or, if applicable, the 90th day) after any fiscal quarter, the highest fee rates set forth above shall apply until such financial statements and Compliance Certificate are delivered.”

     (c) The definition of “Applicable Rate” in Section 1.1 of the Credit Agreement is amended in full to read as follows:

          “ “Applicable Rate” means (a) with respect to Eurodollar Rate Term B Loans, 2.25% per annum, (b) with respect to Base Rate Term B Loans, 1.25% per annum and (c) with respect to Term A Loans and Revolving Credit Loans, the following percentages per annum, based upon the Total Debt Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 7.2(b):

Total Debt Ratio	>3.50:1.00	≤3.50:1 but >3.00:1.00	≤3.00:1 but >2.50:1.00	≤2.50:1.00

Base Rate Revolving Credit Loans	1.50%	1.25%	0.75%	0.50%
Base Rate Term A Loans	1.50%	1.25%	0.75%	0.50%
Eurodollar Rate Revolving Credit Loans	2.50%	2.25%	1.75%	1.50%
Eurodollar Rate Term A Loans	2.50%	2.25%	1.75%	1.50%

          The “Applicable Rate” shall be adjusted, to the extent applicable, not later than 45 days (or, in the case of the last fiscal quarter of any year, not later than 90 days) after the end of each fiscal quarter based on the Total Debt Ratio as of the last day of such fiscal quarter; provided that (i) any such adjustment shall be effective only upon the earlier of (A) delivery of a certificate signed by a Responsible Officer calculating the Total Debt Ratio and (B) delivery of the financial statements required by Section 7.1(a) or 7.1(b), as applicable, with respect to such fiscal quarter, and the related Compliance Certificate; (ii) if any adjustment becomes effective pursuant to the preceding clause (i)(A), the Total Debt Ratio shall be recalculated upon the first delivery of financial statements pursuant to Section 7.1 (a) or 7.1(b) after the delivery of the officer’s certificate referred to in such clause, and if such recalculation indicates that the Total Debt Ratio on the last day of such fiscal quarter was different from that reported in such officer’s certificate, (I) the “Applicable Rate” shall be readjusted based on the recalculated Total Debt Ratio and (II) if the recalculated Total Debt Ratio is higher than that reported on the officer’s certificate and results in a higher Applicable Rate, the Company shall immediately pay an amount equal to the additional interest on the Loans that would have accrued thereto if the adjustment based on such officer’s certificate had not occurred, which amounts shall be paid (y) immediately, to the extent that any date of payment of the Interest Payment Date to which such amounts related have occurred and (z) otherwise, on the Interest Payment Dates to which such amounts relate, and (III) if the Company fails to deliver the financial statements required by Section 7.1(a) or 7.1(b), as applicable, and the related Compliance Certificate required by Section 7.2(b) by the 45th day (or, if applicable, the 90th day) after any fiscal quarter, the highest fee rates set forth above shall apply until such financial statements and Compliance Certificate are delivered.”

     (d) The definition of “Responsible Officer” in Section 1.1 of the Credit Agreement is amended by adding after the phrase “chief financial officer,” where it appears therein the phrase “chief accounting officer,”.

     (e) The definition of “Subordinated Debt” in Section 1.1 of the Credit Agreement shall be amended by (i) replacing the word “and” at the end of clause (b) with a “,”, (ii) adding to such definition a new clause (c) to read as follows: “(c) any Indebtedness of any Loan Party or any Subsidiary thereof permitted to be incurred pursuant to Section 8.5(n), and” and (iii) redesignating clause (c) of such definition clause (d).

     (f) The definition of “Transaction Costs” is amended in full to read as follows:

     “ “Transaction Costs” means any fees, costs or expenses incurred by the Company (a) in connection with the consummation of the Transactions, (b) in connection with the exchange offer relating to the New Subordinated Notes, (c) in connection with the (i) the Techni-Cal Sale and (ii) Project Fast and (d) in connection with the consummation of the transactions contemplated by this Agreement (including without limitation any amendment to this Agreement or waiver with respect to this Agreement) and (e) in connection with the consummation of transactions permitted under Sections 2.14, 8.2(e), 8.2(k), 8.3, 8.4(i), 8.5(e), 8.5(l) or 8.5(n) of this Agreement, to the extent such fees, costs or expenses are reasonable and customary in nature.”

     (g) The following defined terms are added to Section 1.1 of the Credit Agreement in the appropriate alphabetical position:

     “ “DMFC Guaranty” has the meaning specified in Section 5.2(a)(i).”

     “ “Fleming Receivable” means all or a portion of the Company’s receivable owing from Fleming Companies, Inc. and/or its affiliates for, among other items, open invoices, refunded checks and disallowed deductions in an aggregate amount not to exceed $10,000,000.”

     “ “Increase Effective Date” has the meaning specified in Section 2.14(b).”

     “ “New Lender” has the meaning specified in Section 2.14(a).”

     “ “Prepayment Date” means the Business Day on or prior to January 30, 2004 on which the Company elects to prepay in full the aggregate outstanding principal amount of the Term Loans pursuant to Section 2.7(a).”

     “ “Project FAST” means the sale of certain of the assets of the Company and its applicable Subsidiaries, the assumption by the applicable buyers of certain related liabilities and the license of certain assets of the Company and its applicable Subsidiaries, in a transaction or series of related transactions, in each case as more fully described in the letter from the Company to the Administrative Agent (with a copy to J.P. Morgan Securities Inc., in its capacity as Joint Lead Arranger) dated January 30, 2004.”

     “ “Techni-Cal Sale” means the sale by the Company’s Subsidiary DLM Foods Canada Corp. of substantially all of the assets used in connection with the business of manufacturing, producing, distributing and marketing premium dog and cat food products sold in territories other than the United States and Canada and sold under the Techni-Cal brand.”

     (h) Section 2.1(b) of the Credit Agreement is amended in its entirety to read as follows:

          “(b) Subject to the terms and conditions set forth herein, (i) each Dollar Term B Lender severally agrees to make (A) a single loan to the Company on the Initial Distribution Date in Dollars and in an aggregate amount not to exceed such Lender’s Total Term Percentage of the Initial Distribution Borrowing Amount, (B) a single loan to the Company at the Time of the Merger in Dollars and in an amount not to exceed such Lender’s Total Term Percentage of the Merger Borrowing Amount and (C) a single loan to the Company on the Prepayment Date in an amount equal to such Term B Lender’s Term B Commitment set forth on Schedule I hereto (each loan advanced by any Dollar Term B Lender being a “Dollar Term B Loan”) and (ii) each Euro Term B Lender severally agrees to make (A) a single loan to the Company on the Initial Distribution Date in Euros and in an aggregate amount not to exceed such Lender’s Total Term Percentage of the Initial Distribution Borrowing Amount and (B) a single loan to the Company at the Time of Merger in Euros and in an amount not to exceed such Lender’s Total Term Percentage of the Merger Borrowing Amount (each loan advanced by any Euro Term B Lender being a “Euro Term B Loan” and together with the “Dollar Term B Loans”, the “Term B Loans”); provided that in no event shall the aggregate amount of loans advanced pursuant to this Section 2.1(b) exceed the aggregate amount of the Term B Commitments as of the date such loans are made. Each Term B Borrowing shall be in Dollars or in Euros and shall consist of Term B Loans made simultaneously by the Term B Lenders ratably according to their Term B Commitments. Amounts prepaid on the Prepayment Date may be reborrowed pursuant to clause (i)(C) of this Section 2.1(b). Thereafter, amounts borrowed under this Section 2.1(b) and repaid or prepaid may not be reborrowed.

     (i) Section 2.5(a) of the Credit Agreement is amended by replacing the figure “$25,000,000” where it appears in clause (iii) thereof with the figure “$35,000,000”.

     (j) Section 2.6(a) of the Credit Agreement is amended in its entirety to read as follows:

     “(a) The Term Commitments will automatically terminate in full on the Prepayment Date after giving effect to the Borrowing to occur on such date pursuant to Section 2.1(b)(i)(C).”

     (k) Section 2.7(a) of the Credit Agreement is amended in full to read as follows:

     “(a) The Company may, upon at least one Business Day’s notice in the case of Base Rate Loans and three Business Day’s notice in the case of Eurodollar Rate Loans, in each case to the Administrative Agent stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given the Company shall, prepay the outstanding aggregate principal amount of the Loans comprising part of the same Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the aggregate amount prepaid; provided, however, that (1) each partial prepayment shall be in an aggregate principal amount of $5,000,000 or an integral multiple of $100,000 in excess thereof and if any prepayment of a Eurodollar Rate Loan is made on a date other than the last day of an Interest Period for such Loan, the Company shall also pay amounts owing pursuant to Section 4.5.”

     (l) Section 2.7(b)(i)(2) of the Credit Agreement is amended in full to read as follows:

     “to the extent that the Net Cash Proceeds of all such Asset Sales (I) in any fiscal year are less than the lesser of $15,000,000 and 10% of Consolidated Net Tangible Assets (as defined in the New Subordinated Notes Indenture), determined as of the last day of the most recent fiscal quarter for which a consolidated balance sheet for the Company and its Subsidiaries has been prepared and (II) since January 30, 2004 do not exceed the sum of (x) $75,000,000 and (y) the Net Cash Proceeds of the Project Fast transaction;”.

     (m) Section 2.7(b)(iii) of the Credit Agreement is amended in full to read as follows:

     “Promptly, and (A) in any event within 15 days of the incurrence or issuance of any Other Debt of the Company or any of its Subsidiaries and (B) in any event on or prior to the first anniversary of the incurrence or issuance of any Indebtedness pursuant to Section 8.5(n), in either case, in an amount equal to 100% of such Net Cash Proceeds received in connection with such incurrence or issuance; provided that the foregoing clause (B) shall not apply to the Net Cash Proceeds from any such Indebtedness to the extent that such Net Cash Proceeds are used or committed to be used by the Company (I) for the financing of fixed or capital assets to be used in the business of the Company and its Subsidiaries prior to or within 12 months after the incurrence or issuance of such Indebtedness, (II) for the repayment of any Surviving Debt or the New Subordinated Notes pursuant to Section 8.5(e), (III) for the making of Restricted Payments permitted under Sections 8.15(v), (vi) or (x) prior to or within 12 months after the incurrence or issuance of such Indebtedness or (IV) in connection with any investment permitted under Sections 8.4(f), 8.4(h), or 8.4(j) or any Acquisition permitted under Section 8.4(i) prior to or within 12 months after the incurrence or issuance of such Indebtedness.”

     (n) Section 2.8(b) of the Credit Agreement is amended in full to read as follows:

     “(b) The Company shall repay to the Administrative Agent for the ratable account of the Term B Lenders the aggregate outstanding principal amount of the Term B Loans on the following dates in the amounts represented by the percentages set forth below, as the respective percentages of the aggregate outstanding principal amount principal amount of the Term B Loans outstanding as of the Prepayment Date, (after giving effect to any Term B Borrowing to be made on the Prepayment Date in accordance with Section 2.1(b)(i)(C)) (which amounts shall be reduced as a result of the application of prepayments in accordance with Section 2.7).

Date	Percentage

4/30/2004 7/30/2004	0.25 0.25	% %

Date	Percentage

10/29/2004
1/28/2005
4/29/2005
7/29/2005
10/28/2005
1/27/2006
4/28/2006
7/28/2006
10/27/2006
1/26/2007
4/27/2007
7/27/2007
10/26/2007
1/25/2008
4/25/2008
7/25/2008
10/24/2008
1/23/2009
5/1/2009
7/31/2009
10/30/2009
1/29/2010
4/30/2010
7/30/2010
10/29/2010
Term B Loan Maturity Date
	0.25 0.25 0.25 0.25 0.25 0.25 0.25 0.25 0.25 0.25 0.25 0.25 0.25 0.25 0.25 0.25 0.25 0.25 0.25 0.25 0.25 0.25 23.50 23.50 23.50 23.50	% % % % % % % % % % % % % % % % % % % % % % % % % %

provided, however, that the final principal installment shall be repaid on the Term B Loan Maturity Date in respect of the Term B Loans and in any event shall be in an amount equal to the aggregate principal amount of the Term B Loans outstanding on the Term B Loan Maturity Date. Term B Loans advanced after the Prepayment Date pursuant to Section 2.14 shall be repaid on the terms described in Section 2.14(c).”

     (o) Section 2.10(b) of the Credit Agreement is amended in its entirety to read as follows: “[Intentionally omitted.]”.

     (p) A new Section 2.14 is added to the Credit Agreement, to read as follows:

     “2.14 Increase in Commitments.

     (a) Provided there exists no Default, upon notice to the Administrative Agent (which shall promptly notify the Lenders), the Company may make one or more requests that the amount of the Term Commitments be increased in an aggregate amount (for all such increases) not exceeding $150,000,000 (with each such requested increase to be in a minimum amount of $50,000,000 and, if greater than such amount, in one or more increments of $25,000,000 above such amount). At the time of sending such notice, the Company (in consultation with the Administrative Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than ten Business Days from the date of delivery of such notice to the Lenders) and whether the requested increase shall take the form of Term A Commitments or Term B Commitments. Each Lender shall notify the Administrative Agent within such time period whether or not it agrees to increase its Term Commitment and, if so, the amount by which it is willing to participate in such Term Commitment increase. Any Lender not responding within such time period shall be deemed to have declined to increase its Term Commitment. The Administrative Agent shall notify the Company and each Lender of the Lenders’ responses to each request made hereunder. To achieve the full amount of a requested increase, the Company may also invite additional Eligible Assignees to become Lenders pursuant to a joinder agreement in form and substance satisfactory to the Administrative Agent and its counsel (each such new Lender, a “New Lender”).

     (b) If the Term Commitments are increased in accordance with this Section, the Administrative Agent and the Company shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase. The Administrative Agent shall promptly notify the Company and the Lenders of the final allocation of such increase and the Increase Effective Date. As a condition precedent to such increase, the Company shall deliver to the Administrative Agent a certificate of each Loan Party dated as of the Increase Effective Date (in sufficient copies for each Lender) signed by a Responsible Officer of such Loan Party (i) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, and (ii) in the case of the Company, (x) certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Article VI and the other Loan Documents are true and correct on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and (B) no Default exists and (y) demonstrating pro forma compliance with the covenants set forth in Sections 8.11, 8.12 and 8.13 for the period of four consecutive fiscal quarters ending on the last date of the last completed fiscal quarter immediately preceding the proposed date of incurrence of Indebtedness pursuant to this provision (on the assumption that such incurrence of Indebtedness under this provision occurred on the first day of such four fiscal quarter period and using historical results of the Company and its Subsidiaries for such period, and including any pro forma expense and cost reductions calculated on a basis consistent with Regulation S-X under the Securities Act).

     (c) On each Increase Effective Date, upon fulfillment of the conditions set forth in subsection (b) above, the Administrative Agent shall notify the Lenders and the Company, on or before 12:00 p.m. on the Business Day immediately preceding the proposed Increase Effective Date by facsimile of the occurrence of the Term Commitment increase to be effected on such Increase Effective Date and the amount and final allocation of such increase as determined above, to be reflected on a new Schedule I to the Agreement circulated at such time by facsimile by the Administrative Agent to the Company and each Lender. At such time the Administrative Agent shall also circulate an amortization schedule for such new Loan, which shall reflect (x) if such new Loan is a Term A Loan, an amortization schedule to be agreed upon at such time by the Administrative Agent and the Company but in no event with a maturity later than the date which is one year prior to the Term B Loan Maturity Date and (y) if such new Loan is a Term B Loan, amortization of 0.25% for every quarter from the date such Loan is advanced through the fiscal quarter ended January 29, 2009, and four equal quarterly installments of the remaining principal amount for the four fiscal quarters from January 29, 2009 through the Term B Loan Maturity Date. Each existing Lender increasing its Term Commitment as set forth above, and each New Lender, shall, before 2:00 p.m. on the applicable Increase Effective Date, make available to the Administrative Agent in immediately available funds (i) in the case of any New Lender, an amount equal to such New Lender’s Term Commitment and (ii) in the case of any existing Lender increasing its Term B Commitment, an amount equal to such increase. The Administrative Agent shall promptly make such funds available to the Company.

     (d) Each Term Loan advanced by a Lender as a result of an increase in its Term Commitment pursuant to this Section, and each Term Loan advanced by any New Lender, shall be a “Term A Loan” or a “Term B Loan”, as the case may be, and a “Loan” for all purposes hereunder. Each New Lender shall be deemed to be a “Term A Lender” or a “Dollar Term B Lender”, as the case may be, and a “Lender” for all purposes hereunder.”

     (q) Section 5.2 of the Credit Agreement is amended by inserting after the words “Issue any Letter of Credit” where they appear in the third line thereof the following: “, in each case, on the Initial Distribution Date”.

     (r) Section 7.2 of the Credit Agreement is amended by (i) inserting the following immediately before the semi-colon at the end of clause (c) thereof: “; provided, that materials required to be delivered pursuant to this clause (c) shall be deemed delivered when the Company notifies the Administrative Agent (which shall promptly notify the Lenders) that copies of such materials have been posted on the SEC’s website, www.sec.gov/edaux/searches/htm; provided, further, that the Company agrees to furnish upon request by the Administrative Agent a paper copy of such materials to the Administrative Agent for delivery to any Lender that requests a paper copy”; and (ii) by inserting the following immediately after the words “Subordinated Notes,” on the third line of clause (e) thereof: “or any Indebtedness permitted under Section 8.5(n),”.

     (s) Section 8.2 of the Credit Agreement is amended by (i) deleting the word “and” from the end of clause (j) of such Section, (ii) adding to such Section a new clause (k) to read as follows:

     ”(k) (i) the consummation of Project FAST; provided that the Net Cash Proceeds from such disposition shall be applied in accordance with Section 2.7(b); and (ii) the disposition, in whole or in part, of the Fleming Receivable;” and

     (iii) redesignating clause (k) of such Section clause (l) and amending such clause in its entirety to read as follows:

     ”(l) dispositions not otherwise permitted under this Section 8.2 (including the disposition of all of the Equity Interests in any operating Subsidiary of the Company by sale of such Equity Interests or by merger of such Subsidiary with or into another Person, but excluding any Sale/Leaseback transaction) which are made for fair market value; provided that (i) at the time of such disposition no Default or Event of Default shall exist or would result from such disposition; (ii) the aggregate fair market value of all property disposed of in reliance on this clause (l) in any (A) fiscal year shall not exceed $15,000,000 or (B) since the date of this Agreement shall not exceed $75,000,000; (iii) all of the purchase price for such asset is paid to the Company or such Subsidiary, as the case may be, in cash or Cash Equivalent Investments; provided, that up to $10,000,000 per Fiscal Year in fair market value of property disposed of in reliance on this clause (l) may be disposed of for less than fair market value or for consideration other than cash or Cash Equivalents; provided, further, that the fair market value of any property disposed of in reliance on this clause (l) for which no portion of the consideration is paid in cash or Cash Equivalents shall not exceed $2,000,000 for any single transaction or series of related transactions; and (iv) the proceeds from any such disposition shall be applied in accordance with Section 2.7(b).”

     (t) Section 8.4 of the Credit Agreement is amended by inserting in the first paragraph of such Section, after the words “or any other investment in, any other Person,” where they appear in the fifth line thereof, the following: “it being understood that contributions made to any “plan,” as defined in Section 3(3) of ERISA, shall not be deemed to be prohibited by this Section 8.4,”.

     (u) Section 8.5 of the Credit Agreement is amended by (i) deleting the word “and” where it appears at the end of clause (m) thereof, (ii) adding to such Section a new clause (n), to read as follows:

     ”(n) additional subordinated Indebtedness, senior subordinated Indebtedness or senior unsecured Indebtedness in an aggregate principal amount not to exceed $150,000,000 with a scheduled maturity date falling no earlier than June 20, 2011 and with no amortization or mandatory prepayments thereof (other than pursuant to contingent mandatory prepayment provisions substantially the same as and not materially more adverse to the Lenders than those contained in the New Subordinated Notes Documents) prior to such date; provided that prior to the entry by the Company or such Subsidiary into any agreement or contract relating thereto, the Company shall have delivered to the Administrative Agent a certificate demonstrating pro forma compliance with the covenants set forth in Sections 8.11, 8.12 and 8.13 for the period of four consecutive fiscal quarters ending on the last date of the last completed fiscal quarter immediately preceding the proposed date of incurrence of such Indebtedness (on the assumption that such incurrence of Indebtedness under this clause occurred on the first day of such four fiscal quarter period and using historical results of the Company and its Subsidiaries for such period, and including any pro forma expense and cost reductions calculated on a basis consistent with Regulation S-X under the Securities Act); and provided further that the Net Cash Proceeds from the incurrence or issuance of any such Indebtedness shall be applied in accordance with Section 2.7(b)(iii); and”

and (iii) redesignating clause (n) of such Section clause (o).

     (v) Section 8.8 of the Credit Agreement is amended by (i) deleting the word “and” from the end of clause (e) of such Section, (ii) adding to such Section a new clause (f) to read as follows:

     ”(f) Guaranty Obligations of the Company in respect of Capital Leases, operating leases, Sale /Leaseback Transactions, vendor supply contracts or any other Indebtedness, liabilities or other obligations entered into by any Subsidiary of the Company which is otherwise permitted by the limitations set forth in this Article VIII and the limitations set forth in any Subordinated Debt Documents; and”; and

(iii) redesignating clauses (f) and (g) of such Section clauses (g) and (h), respectively.

     (w) Section 8.10 of the Credit Agreement is amended by adding to the end of clause (b) of such Section, immediately before the semi-colon, the following additional language: “, including, without limitation and for the avoidance of doubt, (i) any lease of real or personal property consisting of or relating to any warehouse, product distribution center or office space, (ii) any equipment lease and (iii) any other individual lease pursuant to which the total amount payable by the Company and its Subsidiaries is not reasonably anticipated to exceed $5,000,000 per fiscal year”.

     (x) Section 8.13 of the Credit Agreement is amended by substituting for the table contained therein the following table:

Period	Ratio

December 20, 2002 through the fiscal year ending closest to April 30, 2004	4.00:1.00
July 31, 2004 through the fiscal year ending closest to April 30, 2005	3.50:1.00
July 31, 2005 and thereafter	3.00:1.00

     (y) Section 8.14 of the Credit Agreement is amended by replacing clauses (ii) and (iii) of the definition of “Base Amount” contained therein with the following: “(ii) April 30, 2004, $105,000,000 and (iii) April 30, 2005 and thereafter, $125,000,000”.

     (z) Section 8.15(b)(v) of the Credit Agreement is amended in full to read as follows:

     ”(v) so long as no Default or Event of Default has occurred and is continuing or would result therefrom, the Company may pay dividends to DMFC in an amount per fiscal year not to exceed 30% of Consolidated Net Income of the Company for the immediately preceding fiscal year; provided, that the Company may only make the first payment of dividends pursuant to this clause (v) if, after giving effect thereto, the Company’s pro forma Total Debt Ratio for the last four fiscal quarters immediately preceding the date of such first dividend (determined as if such dividend had been made on the first day of such period), would be less than 2.75 to 1:0; provided, further, that once the Company has paid any dividend in accordance with this Section 8.15(b)(v), no other dividend payment of the Company shall be subject to the Company’s satisfaction of the pro forma Total Debt Ratio test set forth in the immediately preceding clause;”.

     (aa) Section 8.15(b) of the Credit Agreement is further amended by (i) deleting from the end of clause (viii) of such Section the word “and”; (ii) replacing the period at the end of clause (ix) of such Section with the following; “; and” and (iii) adding to such Section a new clause (x), to read as follows:

     ”(x) so long as no Default or Event of Default has occurred and is continuing or would result therefrom, the Company may pay dividends to DMFC in an aggregate amount not to exceed the amount of proceeds received from the incurrence or issuance of Indebtedness permitted under Section 8.5(n), so long as such dividend is paid prior to or within 12 months after the incurrence or issuance of such Indebtedness.”

          SECTION 2. Waiver of Certain Provisions of the Credit Agreement. Each Term Lender hereby waives, effective as of the date hereof and subject to the satisfaction of the conditions precedent set forth in Section 5 of this Amendment, and solely in connection with the prepayment and reborrowing of Term Loans contemplated by Section 4 of this Amendment, the requirements of Sections 2.3(a), 2.3(b), 2.3(c), 2.6(e), 2.13 and 5.3(c) of the Credit Agreement, the notice requirements for prepayments set forth in Section 2.7(a) of the Credit Agreement and any rights such Lender may have under Section 2.7(g) of the Credit Agreement.

          SECTION 3. Amendment to DMFC Guaranty. The DMFC Guaranty is, effective as of the date hereof and subject to the satisfaction of the conditions precedent set forth in Section 5 of the Amendment, hereby amended as follows:

     (a) Section 7(c) of the DMFC Guaranty is amended in full to read as follows:

     ”(c) perform and observe all of the terms, covenants and agreements that the Loan Documents state that the Guarantor is to perform or observe, and cause the Borrower and each of the Borrower’s Subsidiaries to perform and observe all of the terms, covenants and agreements that the Loan Documents state that the Borrower or applicable Subsidiary of the Borrower is to perform or observe;”;

     (b) Section 7(l)(ix) of the DMFC Guaranty is amended by adding to such Section immediately after the words “pursuant to Section 8.15(b)(v)” the following: “or Section 8.15(b)(x)”.

     (c) Section 7(l)(xiii) of the DMFC Guaranty is amended to delete the words “in the ordinary course of business, provided that the aggregate outstanding amount of any such Contingent Obligations shall not exceed $25,000,000”.

          SECTION 4. Repayment and Reborrowing. (a) Subject to the satisfaction of the conditions precedent set forth in Section 5 of this Amendment, effective as of the date hereof, the Term Loans owed to each Term Lender shall be deemed to be prepaid pursuant to Section 2.7(a) of the Credit Agreement and the Company shall be deemed to have reborrowed, pursuant to Section 2.1(b)(i)(C) of the Credit Agreement, a new Dollar Term B Loan from each Term Lender in the amount set forth in Schedule I hereto for such Term Lender.

               (b) After giving effect to the prepayment and reborrowing contemplated by Section 4(a) of this Amendment, but subject to any subsequent Borrowing under the Credit Agreement pursuant to Section 2.14, (i) the aggregate outstanding principal amount of the Term A Loans and the Euro Term B Loans will be zero, the Term A Commitments will be reduced to zero and each Term Lender shall be deemed to be a Dollar Term Lender and (ii) each Dollar Term Lender agrees and acknowledges that the principal amount of Term B Loans owing to it and its Term B Commitment are equal to the amounts set forth opposite such Term Lender’s name on Schedule I to this Amendment.

          SECTION 5. Conditions of Effectiveness. This Amendment shall become effective when the Administrative Agent shall have received counterparts of this Amendment executed by the Company and the Required Lenders and counterparts of the Consent attached hereto (the “Consent”) executed by each Guarantor; provided that Sections 1(a), 1(b), 1(c), 1(k), 2 and 4 of this Amendment shall become effective as of the date first above written when, and only when, the following conditions shall have been satisfied:

     (a) the Administrative Agent shall have received :

          (i) counterparts of this Amendment executed by the Company and all of the Lenders or, as to any of the Lenders, advice satisfactory to the Administrative Agent that such Lender has executed this Amendment;

          (ii) certified copies of (A) the resolutions of the Board of Directors of (1) the Company approving this Amendment and the matters contemplated hereby and (2) each Guarantor evidencing approval of the Consent and (B) all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Amendment and the Consent and the matters contemplated hereby and thereby;

          (iii) a certificate signed by a duly authorized officer of the Company stating that (A) the representations and warranties contained in Section 6 of this Amendment are true and correct on and as of the date of such certificate and after giving effect to this Amendment (including the Borrowing deemed to be made pursuant to Section 4 of this Amendment) as though made on and as of such date (except to the extent that any such representations and warranties specifically refer to an earlier date, in which case, as of such earlier date); and (b) no Default or Event of Default exists or would result from the effectiveness of this Amendment (or the consummation of the transaction contemplated by this Amendment, including the Borrowing deemed to be made pursuant to Section 4 of this Amendment);

     (b) the Company shall have paid to the Administrative Agent (i) all fees that are due and payable at such time pursuant to any written agreement of the Company and (ii) for the account of each Term B Lender, the prepayment premium payable to such Lender pursuant to Section 2.7(a)(ii)(B) of the Credit Agreement (as in effect prior to giving effect to Section 1(k) hereof) as a result of the prepayment contemplated by Section 4(a) of this Amendment; and

     (c) the Company shall have paid all accrued and unpaid Attorney Costs of the Administrative Agent which have been invoiced at least 2 days prior to the date hereof.

     This Amendment is subject to the provisions of Section 11.3 of the Credit Agreement.

          SECTION 6. Representations and Warranties of the Company. The Company represents and warrants as follows:

     (a) The representations and warranties of each Loan Party contained in Article VI of the Credit Agreement or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, are true and correct in all material respects on and as of the date hereof and after giving effect to this Amendment (including the Borrowing deemed to be made pursuant to Section 4 of this Amendment) (and all references in any such representation and warranty to the Credit Agreement shall be deemed to be references to the Credit Agreement as amended by this Amendment) (except to the extent that any such representations and warranties specifically refer to an earlier date, in which case, as of such earlier date);

     (b) No Default or Event of Default exists or would result from the effectiveness of this Amendment (including the Borrowing deemed to be made pursuant to Section 4 of this Amendment); and

     (c) The aggregate value of, and the revenues and EBITDA attributable to, the assets to be disposed of pursuant to Project Fast comprise less than 5% of each of tangible assets, revenue and EBITDA, respectively, of the Company and its Subsidiaries on a consolidated basis.

          SECTION 7. Reference to and Effect on the Loan Documents. (a) On and after the effectiveness of this Amendment, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Credit Agreement, and each reference in the Notes and each of the other Loan Documents to “the Credit Agreement”, “thereunder”, “thereof” or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement, as amended by this Amendment. On and after the effectiveness of Section 3 of this Amendment, each reference in the DMFC Guaranty to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the DMFC Guaranty, and each reference in the Notes and each of the other Loan Documents to “the DMFC Guaranty”, “thereunder”, “thereof” or words of like import referring to the DMFC Guaranty, shall mean and be a reference to the DMFC Guaranty, as amended by this Amendment.

          (b) The Credit Agreement, the Notes and each of the other Loan Documents, as specifically amended by this Amendment, are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed. Without limiting the generality of the foregoing, the Collateral Documents and all of the Collateral described therein do and shall continue to secure the payment of all Obligations of the Loan Parties under the Loan Documents, in each case as amended by this Amendment.

          (b) The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of any Lender or the Agent under any of the Loan Documents, nor constitute a waiver of any provision of any of the Loan Documents.

          (c) The amendments to the definitions of “Applicable Percentage” and "Applicable Rate” will become effective immediately with respect to any outstanding Loans and Letters of Credit upon the satisfaction of the conditions set forth in Section 5.

          SECTION 8. Costs, Expenses. The Company agrees to pay on demand all costs and expenses of the Agent in connection with the preparation, execution, delivery and administration, modification and amendment of this Amendment and the other instruments and documents to be delivered hereunder (including, without limitation, the reasonable fees and expenses of counsel for the Agent) in accordance with the terms of Section 11.4 of the Credit Agreement.

          SECTION 9. Execution in Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement. Delivery of an executed counterpart of a signature page to this Amendment by telecopier shall be effective as delivery of a manually executed counterpart of this Amendment.

          SECTION 10. Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York.

          IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

DEL MONTE CORPORATION

By	/s/ Thomas E. Gibbons

Name: Thomas E. Gibbons
Title: Senior Vice President and Treasurer

BANK OF AMERICA, N.A.,
as Administrative Agent, Collateral
Agent, Swingline Lender and Issuing
Lender, and as Lender

By	/s/ W. Thomas Barnett

Name: W. Thomas Barnett
Title: Managing Director

JPMorgan Chase Bank

By	/s/ William Rindfuss

Name: William Rindfuss
Title: Vice President

CONSENT

Dated as of January 30, 2004

     Each of the undersigned, (i) as Guarantor under (x) in the case of each of the undersigned other than DMFC, the Subsidiary Guaranty dated December 20, 2002 (the “Subsidiary Guaranty”) and (y) in the case of DMFC, the Guaranty dated December 20, 2002 (the “DMFC Guaranty”), in each case, in favor of the Secured Parties referred to in the Credit Agreement referred to in the foregoing Amendment (the “Credit Agreement”) and (ii) as Grantor under the Security Agreement dated December 20, 2002 (as amended through the date hereof, the “Security Agreement”) to Bank of America, N.A. as Collateral Agent for such Secured Parties, hereby consents to such Amendment and hereby confirms and agrees that (a) notwithstanding the effectiveness of such Amendment, each of (x) in the case of each of the undersigned other than DMFC, the Subsidiary Guaranty and (y) in the case of DMFC, the DMFC Guaranty is, and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects, except that, (I) on and after the effectiveness of Section 2 of the Amendment, the DMFC Guaranty shall be in effect as amended thereby, and each reference in the Subsidiary Guaranty, the DMFC Guaranty or the Security Agreement to the “DMFC Guaranty” or words of like import shall mean and be a reference to the DMFC Guaranty, as amended by such Amendment and (II) on and after the effectiveness of such Amendment, in whole or in part, each reference in the Subsidiary Guaranty, the DMFC Guaranty or the Security Agreement to the "Credit Agreement”, “thereunder”, “thereof” or words of like import shall mean and be a reference to the Credit Agreement, as amended by such Amendment and (b) the Collateral Documents to which each of the undersigned is a party and all of the Collateral described therein do, and shall continue to, secure the payment of all of the Secured Obligations. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Credit Agreement.

DEL MONTE FOODS COMPANY

By	/s/ Thomas E. Gibbons

Name: Thomas E. Gibbons
Title: Senior Vice President and Treasurer

MIKE MAC IHC, INC.
STAR-KIST SAMOA, INC.
MARINE TRADING PACIFIC, INC.
STAR-KIST MAURITIUS, INC.

By	/s/ Thomas E. Gibbons

Name: Thomas E. Gibbons
Title: Vice President, Chief Financial Officer and Treasurer